Exhibit 12


                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)
                                   (Unaudited)
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                                                                           Quarter Ended       Nine Months Ended
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                                                             February 27,  February 22,    February 27, February 22,
                                                                 2005          2004           2005         2004
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                                                                           (as restated)               (as restated)
 Consolidated earnings from operations
    before income taxes.....................................   $  130,824      $ 111,404     $ 302,278    $ 258,069
 Plus fixed charges:
    Gross interest expense..................................       11,880         11,967        35,738       35,756
    40% of restaurant and equipment minimum
      rent expense..........................................        6,267          5,709        18,426       16,678
                                                               ----------      ---------     ---------     --------
        Total fixed charges.................................       18,147         17,676        54,164       52,434
 Less capitalized interest..................................         (943)          (891)       (2,569)      (3,000)
                                                               ----------      ---------     ---------     --------

Consolidated earnings from operations
    before income taxes available to cover
     fixed charges..........................................    $ 148,028      $ 128,189     $ 353,873    $ 307,503
                                                               ==========      =========     =========     ========

 Ratio of consolidated earnings to fixed
    charges.................................................         8.16           7.25          6.53         5.86
                                                               ==========      =========     =========     ========

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